Free Writing Prospectus
Filed Pursuant to Rule 433
Dated June 3, 2025
Registration Statement Nos. 333-283340 and 333-283340-02

**Pricing Details** $1.35BN BMW Vehicle Lease Trust (BMWLT) 2025-1
Lead Managers: MUFG (str), BofA, Credit Agricole
Co-Managers: CIBC, Societe Generale
- ANTICIPATED CAPITAL STRUCTURE –

CLS	AMT($MM)	WAL	S/F	P-WIN	E-FIN	L-FIN	BENCH	LAUNCH	Yield	CPN	PX
A-1	205.000	0.29	A-1+/F1+	01-06	12/25	06/26	I-CURVE	+13	4.460	4.460	100.00000
A-2A \	350.000	1.14	AAA/AAA	06-19	01/27	09/27	I-CURVE	+38	4.481	4.43	99.98871
A-2B /	161.000	1.14	AAA/AAA	06-19	01/27	09/27	SOFR30A	+39			100.00000
A-3	511.000	1.98	AAA/AAA	19-28	10/27	06/28	I-CURVE	+51	4.472	4.43	99.99780
A-4	123.000	2.44	AAA/AAA	28-30	12/27	10/28	I-CURVE	+59	4.536	4.49	99.99091
- TRANSACTION DETAILS -
BBG Ticker: BMWLT 2025-1
Offered Size: $1.35BN
Format: Public / SEC Registered
Expected Ratings: S&P / Fitch
ERISA: Yes
Risk Retention: US RR = Yes, EU RR = No
Min Denoms: $1k x $1k
Pricing Speed: 100% PPC to maturity
Expected Pricing: Priced
Expected Settle: 6/10/25
First Pay Date: 7/25/25
B&D: MUFG

- AVAILABLE MATERIALS -
Preliminary Prospectus, FWP and Intex CDI (attached)
Intex Dealname: mitbmwlt_2025-1_upsize
Intex Passocde: K6BK
SSAP: BMWLT251

CUSIPS:
A1: 096912AA8
A2A: 096912AB6
A2B: 096912AC4
A3: 096912AD2
A4: 096912AE0

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.